FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-43684


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 27, 2000


                                3,225,808 shares

                        IMAGING TECHNOLOGIES CORPORATION
                    common stock, par value $0.005 per share

                            ------------------------


         This prospectus supplement supplements our prospectus dated September 27, 2000 relating to the resale by the selling stockholder of up to 38,000,000 shares of our common stock, par value $0.005 per share, which may be offered and sold from time to time by the selling stockholder. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

         PLAN OF DISTRIBUTION. Pursuant to a put purchase notice given in accordance with the Private Equity Line of Credit Agreement between the selling stockholder and Imaging Technologies Corporation, the selling stockholder has purchased 3,225,808 shares of Imaging Technologies Corporation's common stock at an average purchase price per share of $.232499. The total purchase price for all of these shares is $750,000.

         Imaging Technologies Corporation will receive proceeds from the sale of these shares of $750,000. These shares are listed on the OTC Bulletin Board under the symbol ITEC. The offering price of these shares was established with reference to prices of Imaging Technologies Corporation's common stock on the OTC Bulletin Board for the period beginning September 26, 2000 and ending October 2, 2000.

         If the selling stockholder acquires these shares and resells them shortly before or after acquiring them, it may be considered to be an underwriter within the meaning of the Securities Act of 1933. Imaging
Technologies Corporation has no arrangement or understanding, formal or informal, relating to a distribution of these shares. Any resale of these shares by the selling stockholder would be solely at its election and would not be made on behalf of or at the request of Imaging Technologies Corporation. Imaging Technologies Corporation does not have any specific knowledge of the intentions, if any, of the selling stockholder to resell and distribute these shares.


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

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-43684


         USE OF PROCEEDS. The net proceeds to Imaging Technologies Corporation from the sale of these shares will be added to the general funds of Imaging Technologies Corporation and may be used for general corporate purposes, including working capital.

         GENERAL. The mailing address and telephone number of the principal executive offices of Imaging Technologies Corporation are: 15175 Innovation Drive, San Diego, California 92128, (858) 613-1300.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this Prospectus Supplement and the accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is October 25, 2000.


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